Exhibit 99.1

           The Bon-Ton Stores, Inc. Announces October Sales

    Bon-Ton and Carson's Combined Comparable Store Sales decreased
                          1.4% for the Month

                Company discusses Fiscal 2007 Guidance


    YORK, Pa.--(BUSINESS WIRE)--Nov. 8, 2007--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced total sales for the four weeks ended November 3, 2007 decreased 2.0% to $244.7 million compared to $249.7 million for the prior year period. Bon-Ton and Carson's combined comparable store sales for the four weeks decreased 1.4%. Carson's comparable store sales decreased 0.5% and Bon-Ton comparable store sales decreased 3.2% compared to the prior year period.

    For the third quarter of fiscal 2007, total sales decreased 2.9% to $780.8 million compared to $804.1 million for the prior year period. Bon-Ton and Carson's combined comparable store sales in the same period decreased 3.0%.

    Year-to-date total sales increased 5.4% to $2,227.0 million compared to $2,112.7 million for the same period last year. For informational purposes only, year-to-date Carson's comparable store sales decreased 1.0%. Year-to-date Bon-Ton comparable store sales decreased 7.4%.

    Tony Buccina, Vice Chairman and President - Merchandising, commented, "October sales continued to be negatively impacted by the unseasonably warm weather across much of the country and a cautious consumer. Home and furniture, better missy, petite and large size sportswear and cosmetics were the best performing categories. Men's and ladies' outerwear, juniors, accessories and men's were our weakest performing categories. All cold weather-related apparel and accessories in women's, men's and children's posted disappointing results. We are managing our inventories in accordance with the soft retail demand. We continue to flow fresh merchandise into our assortment where appropriate and have strengthened our promotional calendar to attract our customer during the important holiday season."

    Keith Plowman, Executive Vice President, Chief Financial Officer stated, "While our sales performance improved when the weather turned more seasonable, we do not believe the sales reflected pent-up consumer demand. We expect our third quarter results to reduce our EBITDA by approximately $20 million and our earnings per share by approximately $0.75 below the lower end of the range of the fiscal 2007 earnings guidance of $305 million to $310 million of EBITDA and earnings per share of $2.75 to $2.90. Our excess borrowing capacity under our credit facility at the end of the third quarter was approximately $254 million, which was $6 million above the prior year comparable quarter."

    Mr. Plowman continued, "At this point, we expect the retail environment to be extremely promotional during the fourth quarter and we will employ an aggressive promotional strategy to drive sales, which could exert downward pressure on our margins. As we will have more clarity on our holiday sales, we will incorporate our expectations for fourth quarter results and provide our revised full-year fiscal 2007 guidance with our third quarter earnings release and conference call on Thursday, November 29."

    The Company's quarterly conference call to discuss third quarter fiscal 2007 results will be broadcast live Thursday, November 29, 2007, at 10:00 a.m. Eastern time. To access the call, please visit the investor relations section of the Company's website at http://investors.bonton.com. An online archive of the broadcast will be available within two hours after the conclusion of the call. Additional information will follow.

    The Bon-Ton Stores, Inc. operates 280 stores, including ten furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner's, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger's and Younkers nameplates and, under the Parisian nameplate, three stores in the Detroit, Michigan area. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company's website at http://investors.bonton.com.

    Statements made in this press release, other than statements of historical information, but including fiscal 2007 third quarter guidance, are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, additional competition from existing and new competitors, a decline in consumer confidence, weather conditions that could negatively impact sales, uncertainties associated with opening new stores or expanding or remodeling existing stores, risks related to the Company's integration of the business and operations comprising the acquired Carson's and Parisian stores, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company's Form 10-K filed with the Securities and Exchange Commission.

    CONTACT: The Bon-Ton Stores, Inc.
             Mary Kerr, 717-751-3071
             Vice President
             Public & Investor Relations
             mkerr@bonton.com